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                                                                   EXHIBIT 10.11


                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS

         THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made this 1st day of February, 2001 by and between CALMAT CO., a Delaware corporation (" Seller") and HUNTWAY REFINING COMPANY, a Delaware corporation ("Buyer").

                                    RECITALS

         A. Seller is the owner of approximately four (4) acres of land commonly known as 1601 N. Alameda Street, in the City of Los Angeles, County of Los Angeles, State of California, as described on Exhibit "A" attached hereto and incorporated herein (the "Land") (APN 7426-028-004). Buyer currently leases a portion of the Land (the "Refinery Land") from Seller pursuant to that certain Amended and Restated Ground Lease dated July 31, 1987 between Industrial Asphalt, as landlord, and Huntway Refining Company, a California limited partnership, as tenant (the "Refinery Lease").

         B. Seller desires to sell and Buyer desires to purchase all of Seller's interest in the "Property" (as defined below), for the consideration and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         1. PURCHASE AND SALE. Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and accept from Seller, Seller's interest in the Property, on the terms and conditions contained hereinafter. As used herein, the term "Property" includes Seller's interest in the Land and the Refinery Lease, and, to the extent transferable or assignable, Seller's interest as lessee under the "Railroad Leases" (defined below).

            1.1 Seller, as successor to Industrial Asphalt, is the lessee under
(i) that certain Commercial Lease No. 194292 (the "Commercial Lease") dated April 14, 1981 between Southern Pacific Transportation Company ("SPT"), as lessor, and Huntmix, Inc. ("Huntmix"), as lessee; and (ii) that certain Industrial Lease No. 194293 (the "Industrial Lease") dated April 14, 1981 between SPT as lessor and Huntmix as lessee. The Commercial Lease and the Industrial Lease are together referred to as the "Railroad Leases." Pursuant to that certain Subtenancy Agreement dated April 14, 1981, Huntmix subleased its interest in the Commercial Lease to Huntway Partners L.P. Pursuant to certain Assignments effective as of December 20, 1983, Huntmix assigned its interest(s) as lessee under the Railroad Leases to Industrial Asphalt.

            1.2 Buyer acknowledges that a portion of the Land is the subject of condemnation proceedings by the Alameda Corridor Transportation Authority (the "ACTA


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Condemnation"). The completion of the ACTA Condemnation is a condition precedent to the Closing hereunder, subject to Seller's right to waive such condition as described in Section 3.2 below. Upon the completion of the ACTA Condemnation, the description of the Land will be revised to reflect the area taken in connection with the ACTA Condemnation. Buyer understands that the Property does not include, and Seller hereby reserves all right, title and interest in and to any condemnation proceeds and/or awards to which Seller is entitled under or in connection with the ACTA Condemnation.

            1.3 The Property does not include any permits or entitlements with respect to Seller's asphalt business at the Property. As a condition to the Close of Escrow, Buyer and Seller will enter into a "Noncompetition Agreement" in the form of Exhibit "B" attached hereto, which generally provides that Buyer shall not carry on any business at or from the Property that involves the manufacture or sale of asphaltic concrete products. The foregoing prohibition does not include the manufacture or sale of asphaltic binders as are customarily manufactured and/or sold in the normal course of the refinery business. Further, the Grant Deed for the Property will contain a corresponding express use restriction.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property is Two Million Three Hundred Forty-Five Thousand Two Hundred Seventy Dollars ($2,345,270.00). The Purchase Price shall be paid by Buyer as follows:

            2.1 Within two (2) business days after the "Opening of Escrow" (hereinafter defined), Buyer shall deposit into "Escrow" One Hundred Thousand Dollars ($100,000.00) (the "Deposit"), in immediately available funds. Any failure by Buyer to timely make the Deposit shall be a material default of Buyer under this Agreement, and shall entitle Seller to terminate and cancel this Agreement, in addition to all other remedies of Seller. The Deposit will become non-refundable to Buyer at the expiration of the "Due Diligence Period" (defined in Section 6.1 below). The Deposit may at Buyer's option be placed in an interest bearing account approved by Buyer and Seller at Buyer's cost; interest accrued thereon and risk of loss shall be for the account of Buyer. The term "Deposit" shall include any interest earned thereon. The Deposit will be applied to the Purchase Price if the purchase and sale of the Property closes as contemplated hereunder.

            2.2 At least one (1) business day before the "Closing Date" (defined in Section 3.2 below), Buyer shall have on deposit in Escrow, in funds available for disbursement to Seller on the date specified for the "Close of Escrow" (defined in Section 3.2 below), the balance of the Purchase Price, plus additional amounts required to pay Buyer's expenses as provided below.

         3. ESCROW; CLOSING DATE

            3.1 Within five (5) business days after the mutual execution of three (3) copies of this Agreement, the parties shall open an escrow ("Escrow") at Commerce Escrow Company, 1545 Wilshire Boulevard, Los Angeles, California 90017, Attn: Philip


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Graf ("Escrow Holder"). A fully executed copy (or counterpart executed copies)
of this Agreement shall be deposited with Escrow Holder and shall constitute the instructions of the parties as to the terms and conditions of Escrow. Escrow Holder's "General Provisions" are hereby incorporated by reference. In the event of a conflict between this Agreement and the General Provisions, the terms of this Agreement shall prevail. As used herein, "Opening of Escrow" means the date Escrow Holder agrees to act as Escrow Holder in accordance with this Agreement; "Close of Escrow" means the recording of the Grant Deed in the Official Records of the County in which the Property is located; "Closing Date" means the date Close of Escrow occurs; and "Date of Agreement" means the date Buyer and Seller have executed this Agreement.

            3.2 Close of Escrow shall occur on or before ten (10) business days following Seller's notice to Buyer of recordation in the Official Records of Los Angeles County of either an Order of Condemnation or such other appropriate document(s) with respect to the ACTA Condemnation that divides the Property into a separate legal lot pursuant to the Subdivision Map Act and local ordinances implementing same, that can be validly, individually transferred (the "Subdivision"). Notwithstanding the foregoing, the Close of Escrow shall not occur prior to expiration of the "Due Diligence Period" (as defined below). In the event the Subdivision has not occurred by January 1, 2003, this Agreement shall terminate (except for those provisions which expressly survive termination) and Escrow Holder shall return the Deposit to Buyer, less title and escrow charges, if any.

         4. CLOSING COSTS. Seller shall pay the cost of a standard CLTA title insurance policy for the Property. If Buyer desires extended coverage and/or an ALTA policy, Buyer shall pay the additional cost of such policy over a CLTA policy. In any event, Buyer is solely responsible for obtaining any survey necessary. The escrow fee shall be paid half by Seller and half by Buyer. Seller shall pay all documentary transfer taxes payable in connection with recording the Grant Deed. Buyer and Seller shall pay, respectively, Escrow Holder's customary charges to Buyer and Seller for drafting, recording and miscellaneous charges.

         5. ELECTION TO EXCHANGE

            5.1 Both Buyer and Seller agree to accommodate each other in effecting a tax deferred exchange under Internal Revenue Code ss. 1031. Each party shall have the right, expressly reserved herein, to elect a tax deferred exchange at any time before the Closing Date (including, without limiting the foregoing, Seller's right to substitute an accommodating party as seller of all or any portion of the Property); provided, however, that the sale of the Property shall not be predicated or conditioned on any exchange, and without in any way limiting the foregoing, the Close of Escrow shall not be contingent, delayed or otherwise subject to the closing of any other escrow. Neither party shall be required to take title to any real property other than the Property, to accommodate the other party's exchange.

            5.2 If a party elects to effect a tax deferred exchange, the other party shall promptly execute all amendments to this Agreement, escrow instructions pertaining to the


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exchange and all other documents as may be necessary to carry out such an exchange; provided, however, that the accommodating party shall have the right to approve any and all such documents (which approval shall not be unreasonably withheld), and the accommodating party shall have no liability to the other party or to any other person for any act or omission, condition, representation, warranty, defect in title, or other matter concerning the exchange.

            5.3 Neither party shall be obligated to incur any greater cost or expense due to the other party's exchange than would have been the case in a purchase of the Property as otherwise specified in this Agreement. Buyer and Seller shall each hold the other harmless from any liability, damages, or costs, including reasonable attorneys' fees, that may arise from the accommodating party's participation in an exchange.

         6. DUE DILIGENCE; TITLE. Buyer's obligation to purchase the Property is subject to Buyer's approval, deemed approval or waiver, during the Due Diligence Period, of the contingencies set forth in Sections 6.2 and 6.3 below, which approval or waiver shall be given or withheld in Buyer's reasonable discretion. Buyer shall promptly commence, and diligently in good faith pursue, its due diligence review hereunder. If, prior to expiration of the Due Diligence Period, Buyer disapproves or is not deemed to approve any of such contingencies or Buyer's Board of Directors has not approved this Agreement, then this Agreement shall terminate without liability of either party therefor (except for those provisions which expressly survive termination) and Escrow Holder shall return the Deposit to Buyer, less title and escrow charges, if any.

            6.1 Due Diligence Period. Buyer shall have until 5:00 p.m. on March 15, 2001 (the "Due Diligence Period") within which to make such investigations, tests and study of the Property as Buyer deems appropriate. Buyer's review of the Property, including physical inspections, shall be at Buyer's sole cost and expense.

            6.2 Property Inspections. Buyer, Buyer's representatives, and/or authorized agents may enter the Property during the Due Diligence Period to make tests or other studies of the Property; provided, however, that (i) Buyer shall not interfere with the use of the Property by Seller, (ii) Buyer shall not conduct any invasive testing without the express prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, (iii) Buyer shall pay for all tests and studies, (iv) Buyer shall keep the Property free and clear of any liens arising out of Buyer's entry onto the Property or the tests and studies, (v) Buyer shall promptly repair all damage to the Property arising out of or caused by such entry or the tests and studies, and (vi) Buyer shall release, defend, indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, damages or costs of any kind whatsoever, including but not limited to those caused by Seller's passive negligence (including attorneys' fees, expert and consultant fees and costs of litigation) arising from or in connection with such entry or the tests and studies. The foregoing shall be continuing obligations of Buyer surviving any termination of this Agreement, and surviving the Close of Escrow and the conveyance of the Property.



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                (a) Buyer shall have until the expiration of the Due Diligence
         Period to deliver to Seller a notice disapproving the Property for purchase. Failure to so notify Seller in writing by the end of the Due Diligence Period shall be deemed conclusively Buyer's approval of the Property for purchase without qualification or condition, and Buyer's representation to Seller that Buyer's Board of Directors has approved this Agreement and Buyer's purchase of the Property.

                (b) Buyer shall keep the results of all tests and studies confidential and shall not disclose the results thereof to any outside parties other than its existing or prospective lenders, principals or affiliates or as otherwise required by law; provided that each outside party shall, prior to its receipt of any such results, agree to keep all such information confidential. In the event Buyer or an outside party to which Buyer has otherwise disclosed the results of studies or tests as permitted by this Agreement is requested to disclose any studies or test results under the terms of a valid and effective subpoena, order, request for production, interrogatory, investigative demand or similar process, Buyer shall promptly notify Seller of the existence, terms and circumstances surrounding such request, so that Seller may seek an appropriate protective order and/or waive Buyer's compliance with the provisions of this Section 6.2(b). If disclosure of such information is required in the opinion of Buyer's counsel, Buyer may disclose such information, provided that Buyer agrees to cooperate with Seller's efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which Seller designates.

                (c) Buyer shall give Seller not less than two (2) business days prior notice of any entry onto the Land or any portion thereof. Said notice shall specify the day and time of each such entry and Seller may, in Seller's discretion, accompany Buyer during any such entry.

            6.3 Title Condition and Deed.

                (a) Promptly after the Opening of Escrow, Seller shall cause to be delivered to Buyer a preliminary title report covering the Land, with copies of all documents referenced as exceptions therein (the "Report") from Chicago Title Insurance Company (the "Title Company"). If Buyer elects ALTA coverage, any survey or update required shall be furnished by Buyer, at Buyer's sole cost, prior to the Close of Escrow, subject to Section 6.3(a). Buyer shall have until seven (7) days after its receipt of the Report to deliver to Seller in writing any objections to the Property or the condition of title to the Land; provided, however, Buyer shall not object to (i) a lien to secure payment of real estate taxes, not delinquent; and (ii) matters affecting the condition of title suffered or created by, or with the consent of, Buyer. Failure of Buyer to



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         object to any exception shown in the Report, by written notice to
         Seller within said seven (7) day period, shall be conclusively deemed Buyer's approval of the Report.

                (b) Within five (5) days of Seller's receipt of Buyer's notice of objection to any title exception, Seller shall notify Buyer in writing of Seller's election whether or not to cure such objection. Seller's failure to so notify Buyer shall be deemed Seller's election not to cure. Should Seller elect not to cure, then within three (3) days of receipt of Seller's notice, Buyer shall elect to either (i) terminate this Agreement without any liability of either party therefor, or (ii) accept the Property without any reduction of the Purchase Price and without liability of Seller. If Seller elects to cure, Seller shall do so prior to the Close of Escrow.

                (c) Buyer agrees and acknowledges that unless Seller elects in writing to cure, Buyer's sole and exclusive remedy in the event Seller elects not to cure any disapproved exception shall be Buyer's election of either option (i) or (ii) in Section 6.3(b) above. Buyer's failure to notify Seller in writing within the three (3) day period specified above of its election of option (i) or (ii) shall be deemed an election of option (ii).

                (d) At the Close of Escrow, and as a condition to Closing, Seller shall convey the Land to Buyer by Grant Deed, subject only to those matters and restrictions of record appearing on the Reports approved by Buyer, and to any matters shown on the survey. Title shall be evidenced by the willingness of the Title Company or other reputable title insurance company to issue its CLTA standard owner's form policy of title insurance (or an ALTA extended coverage policy, provided
         Buyer has paid the additional cost thereof)(the "Title Policy") in the amount of the Purchase Price, showing title to the Land vested in Buyer subject only to recorded exceptions and matters shown on the Report and the survey and any exceptions described in Sections 6.3(a)(i) and (ii) above.

                (e) The provisions of the foregoing Sections 6.4(a) through (d) shall not in any event extend the Due Diligence Period or the Closing Date. Without limiting the generality of the foregoing, Buyer acknowledges that if the survey is not obtained until after expiration of the Due Diligence Period, any matters shown on such survey and thereafter raised as exceptions in the Report shall not be subject to approval by Buyer.

         7. CONDITION OF PROPERTY; DISCLAIMER; RELEASE. As an essential inducement to Seller to enter into this Agreement, Buyer acknowledges, understands and agrees to, as of the date hereof and as of the Closing Date, the following Sections 7.1 through 7.7:


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            7.1 Disclaimer. Seller hereby disclaims and shall not be liable for any and all verbal and/or written statements, conversations, representations and information, if any, made or given by Seller or any of Seller's agents or employees, or any other person to Buyer, to any agent or employee of Buyer or to any other person with respect to any aspect or feature of the Property (including without limitation any information related to the Property's value, condition, or compliance with laws, the Property's soils and geology, the existence or availability of any permits or approvals from any governmental authorities, or the existence of any hazardous substances on the Property). All such statements, conversations, representations and information, if any, are merged into and superseded by this Agreement, and Buyer hereby agrees that Buyer shall not be entitled to rely upon any such statements, conversations, representations or information except to the extent, if any, specifically and expressly set forth in this Agreement.

            7.2 Investigation. Buyer acknowledges that by the terms of this Agreement it is afforded access to the Property and that it shall conduct its own investigation of the Property. Buyer represents to Seller that as of the Close of Escrow, Buyer will have made all inquiries, inspections, tests, audits, studies and analyses that it deems necessary or desirable in connection with purchasing the Property, and will have approved the results thereof (including but not limited to engineering tests, environmental assessments and audits, land use and development entitlements and restrictions, soils and geological reports and tests and inquiries of governmental authorities). Buyer hereby acknowledges that it is relying solely on its own independently developed inspections, tests, audits, studies and investigations conducted in connection with, and on Buyer's own judgment and verified information with respect to, its purchase of the Property, and is not relying on any representation or statement of Seller or any materials, data or other information supplied by Seller.

            Without limiting the generality of the foregoing, Buyer acknowledges that (i) Buyer and/or its affiliate currently leases the Refinery Land from Seller, and has occupied and been in possession of the Refinery Land prior to the date hereof pursuant to the Refinery Lease, and (ii) Buyer and/or its affiliate is the sublessee of Seller under the Railroad Leases. Buyer represents and warrants that Buyer is fully familiar with the condition of the Property.

            7.3 Sophistication of Buyer. Buyer is a sophisticated purchaser who is familiar with the ownership and operation of real estate similar to the Property and Buyer has or will have adequate opportunity to complete all physical and financial examinations relating to the acquisition of the Property hereunder it deems necessary, and will acquire the same solely on the basis of such examinations and the title insurance protection afforded by the Title Policy and not on any information provided or to be provided by Seller.

            7.4 Due Diligence Materials. Any information provided or to be provided with respect to the Property is solely for Buyer's convenience and was or will be obtained from a variety of sources. Seller has not made any independent investigation or



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verification of such information and makes no representations as to the accuracy or completeness of such information. Seller shall not be liable for any negligent misrepresentation or any failure to investigate the Property nor shall Seller be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, furnished by Seller or by any real estate broker, agent, representative, affiliate, director, officer, shareholder, employee, servant or other person or entity acting on Seller's behalf.

            7.5 "AS IS". BUYER IS BUYING THE PROPERTY "AS IS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY SELLER, ITS AGENTS, BROKERS, CONSULTANTS, COUNSEL, PARENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES OR ANY OTHER PERSON. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO THE PROPERTY: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND (D) ANY IMPLIED OR EXPRESS WARRANTY WITH RESPECT TO (i) THE CONDITION OF THE PROPERTY,
(ii) THE COMPLETENESS OR ACCURACY OF ANY DOCUMENTS DELIVERED TO BUYER BY SELLER, INCLUDING WITHOUT LIMITATION THE ACREAGE OF THE PROPERTY, OR (iii) THE PROPERTY'S COMPLIANCE WITH ANY ZONING OR OTHER APPLICABLE RULES, REGULATIONS, LAWS OR STATUTES, OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF.

            BUYER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 7.5 ARE "CONSPICUOUS" DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

                Without limiting the generality of the foregoing, Buyer understands and acknowledges that the Property contains, among other things, an asphalt plant and associated concrete foundations, an underground tunnel, and various other improvements and personal property. Buyer acknowledges that except as provided in the following sentence, Seller has no obligation whatsoever to remove any improvements or personal property from the Property, but that Seller has the right, in Seller's sole and absolute discretion, to remove any improvements or personal property Seller owns prior to or within a reasonable time after the Close of Escrow. Notwithstanding the foregoing, Seller shall remove the pile of recycled asphalt products from the Property within 30 days after the Close of Escrow.


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            7.6 Survival. The above Sections 7.1 through this Section 7.6 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Close of Escrow.

            7.7 Release. Without limiting the foregoing, as a continuing obligation surviving the Close of Escrow and the conveyance of the Property by Grant Deed, Buyer shall, from and after the Close of Escrow, release, defend, indemnify and hold harmless Seller and "Seller's Releasees" (as hereinafter defined) from and against any and all loss, damage, claim, costs and expense (including without limitation actual attorneys' fees, charges and costs) and any other liability whatsoever, whether foreseen or unforeseen, arising out of or relating to the condition of the Property or any portion thereof, including without limitation the Refinery Land. "Seller's Releasees" shall be Seller and the successors and assigns of Seller (including without limitation an accommodation party substituted as Seller for purposes of effecting an exchange), the officers, directors, agents, employees, attorneys, stockholders, and the parents, subsidiaries and affiliated companies of Seller and its successors and assigns, and their respective officers, directors, agents, employees, attorneys, stockholders, subsidiary and affiliated companies, and each of them. Without limiting the foregoing, from and after the execution of this Agreement, the provisions of this Section 7.7 shall continue to be effective with respect to each Seller's Releasee irrespective of whether thereafter such Seller's Releasee assigns or has purported to assign or otherwise dispose of its interest or any portion of its interest, under this Agreement, or in the Property. The foregoing release and indemnity is in addition to, and shall not be deemed to limit in any way any indemnity or release of Seller as lessor as set forth in the Refinery Lease.

            Buyer, on behalf of itself and its successors and assigns, hereby assumes the above-mentioned risks and agrees that the aforesaid release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated, and upon advice of legal counsel, Buyer, on behalf of itself and its successors and assigns does hereby waive any and all rights under California Civil Code ss.1542, which Section has been duly explained, and reads as follows:

                "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         8. TAXES, PRORATIONS AND OTHER COSTS.

            8.1 All current and nondelinquent installments of real property taxes, personal property taxes and assessments on the Property, rent due under the Railroad Leases and the Refinery Lease, and any other items to be prorated shall be prorated through Escrow as of the Closing Date. If any such items cannot be accurately calculated on the Closing Date,



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they shall be prorated on an estimated basis at the Closing and re-prorated as soon after the Closing as feasible, or prorated after Escrow. Without limiting the foregoing, Buyer shall, from and after the Close of Escrow, release, defend, indemnify and hold harmless Seller and Seller's Releasees from and against any and all loss, damage, claim, costs and expense (including without limitation actual attorney's fees, charges and costs) and any other liability whatsoever, whether foreseen or unforeseen, arising out of or relating to the tax default for Assessor's Parcel Nos. 7426-028-004, 8900-763-379, and 8900-547-299 and 300.
The provisions of this Section 8 shall survive the Close of Escrow.

            8.2 At the Closing, Buyer shall credit Seller for the value of the remaining term of the Refinery Lease, which, for the purposes of this Agreement, shall be deemed to be $225,000.00.

         9. RAILROAD LEASES. Seller and Buyer understand that the assignment of the Railroad Leases requires the prior written consent of SPT. Buyer will cooperate with Seller in attempting to obtain such consent. Seller makes no representation or warranty whatsoever, whether expressed or implied, regarding its ability to obtain such consent or whether such consent can or will be obtained. In the event the consent of SPT is not obtained prior to the Closing, the parties shall nevertheless close Escrow without the Assignment and Assumption of Leases, and Seller"s existing sublease of the Railroad Leases to Huntway Partners L.P. shall not be affected.

            9.1 If Seller obtains the consent of SPT to assign the Railroad Leases, then at Closing, (i) Buyer shall, pursuant to the Assignment and Assumption of Leases, assume all of Seller's obligations under the Railroad Leases accruing from and after the Close of Escrow and agree to indemnify and hold Seller harmless from any and all claims and damages that arise out of events or incidents on or about the Property occurring from and after the Close of Escrow or that in any way arise out of Buyer's ownership of the Property and/or the Railroad Leases, and (ii) Seller shall, pursuant to the Assignment and Assumption of Leases, assign in writing all of Seller's obligations under the Railroad Leases accruing from and after the Close of Escrow and Seller shall indemnify and hold Buyer harmless from any and all claims and damages that arise out of events or incidents on or about the Property occurring prior to the Close of Escrow or that arise out of Seller's ownership of the Property.

            9.2 In the event SPT requires a form of Assignment of Lease that does not provide for a release of Seller from the duties and obligations of the lessee under the Railroad Leases, then at Closing, in lieu of the Assignment and Assumption of Leases attached hereto, Buyer and Seller shall enter into an Indemnification Agreement in the form of Exhibit "D" hereto. Such Indemnification Agreement provides, among other things, that Buyer shall not amend, extend or in any way assign, sublease or transfer the Railroad Leases without the prior written consent of Seller as set forth therein (or SPT's express release of Seller from the Railroad Leases), and that Seller shall receive copies of all correspondence and notices regarding the Railroad Leases.



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            9.3 Notwithstanding any other provision of this Agreement, nothing contained in this Agreement is intended to limit or modify any obligations of Buyer or any of its affiliates as subtenant(s) under the Railroad Leases.

         10. CLOSING; DELIVERIES BY SELLER AND BUYER.

            10.1 On or before the Closing Date, except as provided below, Seller shall deliver or cause to be delivered to Escrow Holder the following, executed and acknowledged where appropriate:



                (a) A Grant Deed for the Land;

                (b) The Noncompetition Agreement in the form of Exhibit "B" hereto;

                (c) Subject to Section 9 above, Assignments and Assumptions of the Railroad Leases in the form of Exhibit "C" hereto or such other form acceptable to SPT, and, if required, the Indemnification Agreement in the form of Exhibit "D" hereto;

                (d) An affidavit that Seller is not a "foreign person" Within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended;

                (e) A California Form 590-DRE; and

                (f) Any other documents, instruments or agreements reasonably necessary to close the transaction contemplated by this Agreement.

            10.2 On or before the Closing Date, Buyer shall deliver to Seller or Escrow Holder the following, executed and acknowledged where appropriate:

                (a) The Purchase Price and any additional funds required to pay Buyer's expenses hereunder;

                (b) The Noncompetition Agreement in the form of Exhibit "B" hereto;

                (c) Subject to Section 9 above, Assignments and Assumptions of the Railroad Leases in the form of Exhibit "C" hereto or such other form acceptable to SPT, and, if required, the Indemnification Agreement in the form of Exhibit "D" hereto; and

                (d) Any other documents, instruments or agreements reasonably necessary to close the transaction contemplated by this Agreement.

            10.3 Seller and Buyer acknowledge that SPT may require a specific form of assignment and assumption of the Railroad Leases. The parties agree that in the event the SPT form does not include a release of Seller from the obligations of lessee under the Railroad Leases and an indemnification substantially similar to Section 2 of Exhibit "B" hereto, the parties will execute a separate agreement at Closing containing such provisions.

         11. DISBURSEMENTS AND OTHER ACTIONS BY ESCROW HOLDER. Upon the Close of Escrow, Escrow Holder shall perform the following in the manner hereinbelow indicated:

                (a) Disburse to Seller the Purchase Price, less all items chargeable to Seller's account pursuant to this Agreement;

                (b) Cause the Grant Deed and any other documents that the parties hereto may mutually direct to be recorded in the Official Records of the County in which the Property is located;

                (c) Cause the Title Company to deliver the Title Policy to
         Buyer;

                (d) Deliver to Seller and Buyer conformed copies of all documents recorded at the Close of Escrow; and

                (e) Deliver to the appropriate parties any other documents or instruments to be delivered through Escrow pursuant to the terms hereof.

         12. POSSESSION, RISK OF LOSS. Possession of the Property shall be given to Buyer at the Close of Escrow. All risk of loss or damage with respect to the Property shall pass from Seller to Buyer at the Close of Escrow.

         13. BROKERAGE COMMISSIONS. Buyer and Seller hereby acknowledge and represent that there are no broker's commissions or finder's fees due in connection with this transaction. Buyer and Seller shall each hold harmless and indemnify the other from any claims of brokers, agents or finders, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying party with respect to the transaction contemplated hereunder.

         14. LIQUIDATED DAMAGES. SELLER AND BUYER AGREE THAT THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT OF A DEFAULT BY BUYER HEREUNDER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THE DEPOSIT REPRESENTS THE REASONABLE ESTIMATE BY THE PARTIES OF THE AMOUNT OF DAMAGES THAT SELLER WOULD SUFFER BY REASON OF BUYER'S DEFAULT, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT,

INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED, AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY, IMPRACTICAL OR INCONVENIENT, AND PARTICULARLY IN VIEW OF THE FACT THAT SELLER IS TAKING THE PROPERTY OFF THE MARKET, WHICH SELLER WOULD NOT DO BUT FOR THE AGREEMENT OF BUYER TO PURCHASE THE PROPERTY. ACCORDINGLY, IN THE EVENT OF A DEFAULT BY BUYER HEREUNDER, SELLER SHALL RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SAID SUM SHALL BE IN ADDITION TO AND SHALL NOT BE DEEMED TO INCLUDE ANY ATTORNEYS' FEES WHICH MAY BECOME DUE SELLER PURSUANT TO SECTION 19 HEREOF. IF AND WHEN SELLER BECOMES ENTITLED TO RECEIVE SUCH LIQUIDATED DAMAGES IN ACCORDANCE WITH THE PROVISIONS HEREOF, ESCROW HOLDER IS HEREBY INSTRUCTED TO IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. BY INITIALING THIS PROVISION IN THE SPACE BELOW, SELLER AND BUYER EACH
SPECIFICALLY AFFIRMS ITS RESPECTIVE OBLIGATIONS UNDER THIS SECTION 14.

            Seller                                Buyer
            Initial here: /s/ MY                  Initial here: /s/ SPP
                         -------                                -------

         15. LIMITATION OF LIABILITY. No member, partner or shareholder in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement entered into under or pursuant to this Agreement, or any amendment to any of the foregoing made heretofore or hereafter. Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In no event shall Buyer be entitled to punitive or consequential damages under this Agreement. The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer's waiver, relinquishment or release of any applicable rights or otherwise).

         16. NOTICES. All notices, demands, and requests under this Agreement by either party shall be hand delivered or sent by United States first class mail, certified or express, postage prepaid, or by a national express courier such as Federal Express, U.P.S., etc., or sent by facsimile transmission with confirmation of receipt, and addressed to the parties as follows:

            "Seller"                     CalMat Co.
                                         3200 San Fernando Road
                                         Los Angeles, CA 90065
                                         Attention: Brian W. Ferris
                                         Telephone: (323) 258-2777
                                         Fax No.: (323) 255-0722


            With a copy to:              CalMat Properties Co.
                                         8885 Rio San Diego Drive, Suite 240
                                         San Diego, CA 92108
                                         Attention: Patricia Schreibman
                                         Telephone: (619) 298-5800
                                         Fax No.:   (619) 298-3211


            "Buyer"                      Huntway Refining Company
                                         1651 Alameda Street
                                         Wilmington, CA 90744
                                         Attention: Steve Piatek, Vice President
                                                    and General Counsel
                                         Telephone: (310) 518-4000
                                         Fax No.: (310) 518-1197


            With a copy to:              Huntway Refining Company
                                         25129 The Old Road, Suite 322
                                         Newhall, CA 91381
                                         Attention: Earl Fleisher, CFO
                                         Telephone: (661) 254-1220
                                         Fax No.: (661) 286-1588


Notices, demands, and requests served in the above manner shall be considered sufficiently given or served for all purposes at the time the notice, demand or request is actually delivered to the addresses shown above during normal business hours, or otherwise the next business day.

         17. ASSIGNMENT. Buyer shall not assign this Agreement, or any rights hereunder to any other person or entity without the prior written consent of Seller, which consent may be granted or withheld in Seller's reasonable discretion. Any assignment or purported assignment which has not received Seller's prior written consent shall be null and void and of no force or effect whatsoever. Buyer shall remain primarily liable for the performance of this Agreement by any assignee. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto. Except for an assignment with Seller's prior written consent, the provisions of this Agreement are for the sole benefit of the parties hereto, and are not for the benefit, directly or indirectly, of any other person or entity.

         18. INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, plural and singular numbers shall each be deemed to include the other; the masculine, feminine and neuter genders shall each be deemed to include the others; "or" is not exclusive; and "includes" and "including" are not limiting. Section headings are included in this Agreement as a matter of convenience only, and are not a part of this Agreement and shall not be used in its interpretation. Time is of the essence for each and every term, condition, covenant, obligation and provision of this Agreement. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been or has had the opportunity to be represented by experienced and knowledgeable counsel. Accordingly, any rule of law (including California Civil Code ss.1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

         19. ATTORNEYS' FEES. Should any party hereto institute any action or proceeding to enforce any provision hereof by reason of the alleged breach of this Agreement, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorneys' fees, expert fees, and consultant fees for services rendered to the prevailing party, and other costs of litigation.

         20. CONFLICTS. In the event of a conflict between the provisions of this Agreement and the provisions of any other document(s) executed or purported to be executed between the parties prior to the date hereof, the provisions contained in this Agreement shall in all instances govern and prevail.

         21. SEVERABILITY. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be severed from this Agreement and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been part of this Agreement, provided the remaining Agreement can be reasonably and equitably enforced.

         22. REQUIRED ACTIONS OF BUYER AND SELLER. Buyer and Seller agree to execute all such instruments and documents and to take all actions (including the deposit of funds in addition to such funds as may be specifically provided for herein) as may be required in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

         23. GOVERNING LAW AND VENUE. The validity of this Agreement and any of its terms or provisions, as well as the rights and duties of the parties hereunder, shall be interpreted and construed pursuant to and in accordance with the laws of the State of

California. The parties select Los Angeles County, California as the proper and sole venue for any action filed to enforce, construe or interpret this Agreement.

         24. ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive statement of terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement.

         25. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         26. CONFIDENTIALITY; RETURN OF PROPRIETARY INFORMATION.

             26.1 Buyer shall treat all information of whatsoever nature provided to it under the terms of this Agreement ("Proprietary Information") as confidential and Buyer shall not disclose such Proprietary Information to third parties not involved in Buyer's evaluation of the Property, without the prior written approval of Seller, unless Buyer is legally required to provide such information to a governmental agency or pursuant to legal process. Proprietary Information shall not include any information which is, or becomes, generally available to the public other than as a result of a disclosure by Buyer, or was in Buyer's possession prior to it being furnished by Seller. The provisions of this Section 26.1 shall expire upon the Close of Escrow and conveyance of the Property to Buyer hereunder. Notwithstanding the foregoing, Section 6.2(b) above shall govern the disclosure of tests and studies.

             26.2 In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Buyer shall return to Seller, or cause to be returned to Seller, all Proprietary Information, and shall deliver to Seller all reports and analyses of the Property prepared by or at the request of Buyer. Further, Buyer agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the ownership or operation of the Property post-Closing. The provisions of this Section 26.2 shall survive the Closing Date or the termination of this Agreement.

         27. SELLER'S OPTION TO LEASE. After the Closing Date, Seller shall have the right to remain in occupancy of that portion of the Land that was not subject to the Refinery Lease, on a month to month basis or such other longer term as is acceptable to Seller (up to a maximum of one year), at a rate of $1.00 per month for the first fall calendar month after the Close of Escrow, and thereafter at a mutually acceptable market rate. At Buyer's request, Seller shall execute a lease on such terms and conditions as are contained in Seller's standard form of lease, or in the American Industrial Real Estate Association (AIR) form of Standard Industrial/Commercial Single Tenant Lease.

         28. APPROVAL OF SELLER'S MANAGEMENT. This Agreement, and the purchase and sale of the Property hereunder, are subject to the approval of Seller's Board of Directors and/or appropriate managerial authorities. In the event such approvals are not obtained on or before 60 days after the Opening of Escrow, this Agreement shall terminate (except for those provisions hereof that expressly survive termination) without liability of either party therefor, and Escrow Holder shall return the Deposit to Buyer.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                "SELLER"           CALMAT CO., a Delaware corporation

                                   By: /s/ MICHAEL LITON
                                      ------------------------------------------
                                      Title: Vice President Business Development
                                            ------------------------------------


                "BUYER"            HUNTWAY REFINING COMPANY,
                                   a Delaware corporation

                                   By: /s/ STEVE P. PIATEK
                                      ------------------------------------------
                                      Title: Vice President and General Counsel
                                            ------------------------------------

                                  EXHIBIT "A"

                               DESCRIPTION OF LAND

LOT 1 OF TRACT 13038, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 254, PAGE 20 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM THAT PORTION AS CONVEYED TO THE CITY OF LOS ANGELES, A MUNICIPAL CORPORATION BY DEED RECORDED JULY 28, 1997 AS INSTRUMENT NO. 97-1142776, OFFICIAL RECORDS.

SUBJECT TO ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS, ENCUMBRANCES AND RIGHTS OF RECORD.

                                  EXHIBIT "B"

                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT ("Agreement") is made and entered into as of the ______ day of __________, by and between HUNTWAY REFINING COMPANY, a Delaware corporation ("Huntway") and CALMAT CO., a Delaware corporation ("CalMat").

                                    RECITALS

         A. CalMat is in the business of manufacturing and selling asphalt and asphaltic concrete products.

         B. Pursuant to that certain Purchase and Sale Agreement dated _________, 2000 (the "Purchase and Sale Agreement"), CalMat agreed to sell to Huntway, and Huntway agreed to purchase from CalMat, certain real property located in Wilmington, California, on the terms and conditions set forth therein (the "Property").

         C. For valuable consideration, and in consideration for Calmat's agreement to enter into the Purchase and Sale Agreement and consummate the sale of the Property to Huntway, Huntway has agreed to enter into a covenant not to compete with CalMat on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         1. For valuable consideration, receipt of which is hereby acknowledged, Huntway, on behalf of itself, its subsidiaries, parents, and any other entity directly or indirectly controlling, controlled by or under common control with Huntway, hereby agrees to refrain from carrying on a business involving the manufacture, marketing or sale of asphaltic concrete products at, from or in connection with the Property, for a period of fifty (50) years from the date hereof, so long as CalMat, or Vulcan Materials Company ("Vulcan") or any affiliate of CalMat or Vulcan (individually, a "Beneficiary" or collectively, "Beneficiaries") or any person deriving title from a Beneficiary carries on a like business in the State of California. For purposes of this Agreement, the term "affiliate" shall mean any subsidiary of CalMat or Vulcan, or a parent entity of Calmat or Vulcan, or any other entity directly or indirectly controlling, controlled by, or under common control with CalMat or Vulcan. The foregoing prohibition shall not include the manufacture or sale of such asphaltic binders as are customarily manufactured and/or sold in the normal course of the refinery business. The phrase "carry on a business" shall include, but not be limited to, doing, or entering into or proposing to enter into, any agreement or arrangement to do or cause to be done, any of the following listed acts:

                (a) Carrying on or engaging in any such business as a principal, or on his or its own account; or solely or jointly with others as a director, officer, agent, employee, consultant, partner (general or limited), stockholder or holder of an equity, security or interest in excess of two percent (2%); or

                (b) Carrying on or engaging in any activities or negotiations with respect to the acquisition or the disposition of any such business as agent or principal; or

                (c) Lending credit or money for the purpose of establishing or operating any such business, except the extending or credit to customers in the ordinary course of the refinery business as conducted by Huntway prior to the date hereof; or

                (d) Giving advice to any other person, firm, association or corporation engaging in any such business, except the giving of advice to customers in the ordinary course of the refinery business as conducted by Huntway prior to the date hereof; or

                (e) Lending or allowing his or its name or reputation to be used in any such business, except to customers in the ordinary course of the refinery business as conducted by Huntway prior to the date hereof; or

                (f) Allowing his or its skill, knowledge or experience to be used in any such business, except the extending of skill, knowledge or experience to customers in the ordinary course of the refinery business as conducted by Huntway prior to the date hereof.

         2. It is the intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of California. Accordingly, if at any time a court of competent jurisdiction determines that any of the restrictions set forth in this Agreement are invalid or unenforceable (whether because of excessive duration, scope of activities covered, geographical area covered or otherwise), in whole or in part, then this Agreement shall be deemed amended to delete therefrom or reform the portion of the restrictions thus determined to be invalid or unenforceable to the extent necessary, and only to the minimum extent necessary, to make it valid and enforceable.

         3. The parties acknowledge and agree that upon a breach by Huntway of any of the provisions of this Agreement, CalMat and/or Vulcan shall be entitled to injunctive relief, as a remedy at law would be inadequate and insufficient; provided, however, CalMat's and/or Vulcan's election to pursue such injunctive relief shall not in any way be deemed to limit or waive such party's right to recover damages or pursue any other remedy which may be available to it under law or equity.

         4. Should any party hereto institute any action or proceeding to enforce any provision hereof by reason of the alleged breach of this Agreement, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorneys' fees for services rendered to the prevailing party.

         5. All notices, demands, requests, and notices under this Agreement by either party shall be hand delivered or sent by Federal Express, or other similar delivery service, or certified mail postage prepaid, addressed to the parties as follows:

             "Huntway":                  Huntway Refining Company
                                         1651 Alameda Street
                                         Wilmington, CA 90744
                                         Attention: Steve Piatek, Vice President
                                                    and General Counsel
                                         Telephone: (310) 518-4000
                                         Fax No.:   (310) 518-1197

             "CalMat"                    Vulcan Materials Company,
                                         Western Division
                                         3200 San Fernando Road
                                         Los Angeles, CA 90065
                                         Attention: Legal Department
                                         Telephone: (323) 258-2777
                                         Fax No.: (323) 255-0722

         Notices, demands, and requests served in the above manner shall be considered sufficiently given or served for all purposes under this Agreement at the time the notice, demand or request is delivered to the addresses shown above.

         6. In the event of a conflict between the provisions of this Agreement and the provisions of any other documents executed or purported to be executed between the parties prior to the date hereof, the provisions contained in this Agreement shall in all instances govern and prevail.

         7. Time is of the essence for each and every term, condition, covenant, obligation, and provision of this Agreement.

         8. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If an action or proceeding is initiated in connection with, under, or with respect to this Agreement, the venue shall be Los Angeles County, California.

         9. This Agreement shall be construed fairly as to all parties and not in favor of or against any party, regardless of which party prepared this Agreement.

         10. This Agreement contains the entire agreement among the parties hereto, and no addition or modification of any term or provision shall be effective unless set forth in writing, signed by all parties.

         IN WITNESS WHEREOF, the parties executed this Agreement as of the day and year first above written.


             "HUNTWAY"                   HUNTWAY REFINING COMPANY

                                         By:
                                            ------------------------------------


             "CALMAT"                    CALMAT CO.

                                         By:
                                            ------------------------------------

                                  EXHIBIT "C"

                       ASSIGNMENT AND ASSUMPTION OF LEASES

         THIS ASSIGNMENT AND ASSUMPTION of Leases ("Assignment"), dated for identification purposes only __________________, is made and entered into by and between CALMAT CO., a Delaware corporation ("Assignor") and ________________ ____________________, a ______________________ ("Assignee").

                                    RECITALS

         A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated _________________, 2000 ("Purchase Agreement") whereby Assignor, as seller, agreed to sell to Assignee, as buyer, certain real property as set forth therein (the "Property"). The Purchase Agreement is incorporated herein by this reference as though set forth in full. All capitalized terms not defined herein shall have the definitions set forth in the Purchase Agreement.

         B. Assignor desires to assign to Assignee, as of the Closing Date, Assignor's interest in the "Railroad Leases," as defined in the Purchase Agreement. Assignee desires to accept such assignment and assume the obligations of lessee under the Railroad Leases.

         C. For and in consideration of the consummation of the transactions specified in the Purchase Agreement and in order to consummate such transactions as required by the Purchase Agreement, Assignor and Assignee enter into and execute this Assignment.

                            ASSIGNMENT AND ASSUMPTION

         1. ASSIGNMENT AND ASSUMPTION. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, grants, conveys and assigns to Assignee all of Assignor's right, title and interest in, to and under the Railroad Leases, and Assignee hereby accepts such assignment and assumes and agrees with Assignor to perform and comply with and to be bound by all terms, covenants, agreements, provisions and conditions of the Railroad Leases on and after the Closing Date, in the same manner and with the same force and effect as if Assignee had originally executed the Railroad Leases. This Assignment is made without any representations or warranties whatsoever, express or implied.

         2. INDEMNIFICATION. Assignor shall indemnify, defend and hold harmless Assignee and Assignee's affiliates, and their respective officers, directors, trustees, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the "Assignee Indemnitees"), from and against any and all liabilities, losses, damages, costs and expenses (including without limitations, attorneys fees and costs) arising out of any action or cause of action accruing under the Railroad Leases prior to the Closing Date (excluding actions arising out of the gross negligence or willful misconduct of the Assignee Indemnitees). Assignee shall indemnify, defend and hold harmless Assignor and

Assignor's affiliates, and their respective officers, directors, trustees, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the "Assignor Indemnitees"), from and against all liabilities, losses, damages, costs, and expenses (including without limitation, attorneys fees and costs) arising out of any action or cause of action accruing under the Railroad Leases on or after the Closing Date (excluding actions arising out of the gross negligence or willful misconduct of the Assignor Indemnitees).

         3. ATTORNEYS' FEES. In the event of any litigation or proceeding between the parties hereto for breach of or to enforce any provision or right hereunder, the unsuccessful party shall pay to the successful party all costs and expenses, expressly including but not limited to, reasonable attorneys' fees incurred by the successful party in connection with such action. The successful party shall be that party who, in the light of the issues litigated and the court's decisions on those issues, was more successful in the action. The party who was more successful need not be determined to be the party who recovers a judgment. An action shall include proceedings in bankruptcy court.

         4. SUCCESSORS. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and to their respective successors and assigns.

         5. FURTHER ACTION. Assignor and Assignee shall at any time, or from time to time after the execution of this Assignment and whether before or after the Close of Escrow, upon request of the other, execute and deliver such further documents and do such further acts and things as such party may reasonably request in order to fully effect the purpose of this Assignment.

         6. COUNTERPARTS. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement.

         7. GOVERNING LAW. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

         8. MODIFICATIONS. This Assignment may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged.

         9. SEVERABILITY. Wherever possible, each provision of this Assignment shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Assignment shall be invalid or prohibited thereunder, such provision shall be effective to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Assignment which shall remain fully binding and in full force and effect.

         10. HEADINGS. The headings of the paragraphs of this Assignment are inserted solely for convenience of reference and are not a part of, and are not intended to govern, limit or aid in the construction of, any term or provision hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Assignment effective as of the date first above written.


                                         "ASSIGNOR"

                                         CALMAT CO., a Delaware corporation


                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------

                                         "ASSIGNEE"

                                         ---------------------------------------

                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------

                                  EXHIBIT "D"

                           INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT ("Agreement"), dated for identification purposes only _________________________, is made and entered into by and between CALMAT CO., a Delaware corporation ("Assignor") and _________________________, a ___________________ corporation ("Assignee").

                                    RECITALS

         A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated ________________, 2000 ("Purchase Agreement") with respect to certain real property as set forth therein (the "Property"). The Purchase Agreement is incorporated herein by this reference as though set forth in full. All capitalized terms not defined herein shall have the definition set forth in the Purchase Agreement.

         B. In connection with the Closing pursuant to the Purchase Agreement, Assignor has assigned or will assign to Assignee, as of the Closing Date, Assignor's interest as lessee in (i) that certain Commercial Lease No. 194292 dated April 14, 1981 between Southern Pacific Transportation Company ("SPT"), as lessor, and Huntmix, Inc. ("Huntmix"), as lessee; and (ii) that certain Industrial Lease No. 194293 dated April 14, 1981 between SPT as lessor and Huntmix as lessee (together, the "Railroad Leases"). The Railroad Leases are incorporated herein by this reference as though set forth in full. Assignee has accepted or will accept such assignment and assume the obligations of the lessee under the Railroad Leases as of the Closing Date.

         C. For and in consideration of the consummation of the transactions specified in the Purchase Agreement and in order to consummate such transactions as required by the Purchase Agreement, Assignor and Assignee enter into and execute this Agreement.

                                    AGREEMENT

         1. ASSIGNMENT AND ASSUMPTION. Assignor has heretofore assigned to Assignee all of Assignor's right, title and interest in, to and under the Railroad Leases, and Assignee has heretofore accepted such assignment. Assignee hereby assumes and agrees with Assignor to perform and comply with and to be bound by all terms, covenants, agreements, provisions and conditions of lessee under the Railroad Leases on and after the Closing Date, in the same manner and with the same force and effect as if Assignee had originally executed the Railroad Leases.

         2. INDEMNIFICATION. Assignor hereby agrees to indemnify, defend and hold harmless Assignee and Assignee's affiliates, and their respective officers, directors, trustees, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, "Assignee Indemnitees"), from and against any and all liabilities, losses, damages, costs and expenses (including without limitation attorneys fees and costs) arising out of any action or cause of action accruing under the Railroad Leases prior to the Closing Date (excluding actions arising out of the gross negligence or willful misconduct of Assignee Indemnitees, or arising out of Assignee's acts or omissions as subtenant under the Railroad Leases prior to the Closing Date). Assignee hereby agrees to indemnify, defend and hold harmless Assignor and Assignor's affiliates, and their respective officers, directors, trustees, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, "Assignor Indemnitees"), from and against all liabilities, losses, damages, costs, and expenses (including without limitation attorneys fees and costs) arising out of any action or cause of action accruing under the Railroad Leases on or after the Closing Date, and/or arising out of Assignee's acts or omissions as subtenant under the Railroad Leases prior to the Closing Date (excluding actions arising out of the gross negligence or willful misconduct of Assignor Indemnitees).

         3. NO FURTHER ACTIONS REGARDING RAILROAD LEASES. Assignee hereby agrees not to amend, extend or in any way assign, sublease or transfer either of the Railroad Leases without the prior written consent of Assignor, which consent may be withheld in Assignor's sole and absolute discretion (or the lessor's express release of Assignor from the Railroad Leases), provided that if a proposed amendment of the Railroad Leases by Assignee does not increase the potential liability of Assignor under the Railroad Leases, and does not create any possibility of competition with Assignor's asphalt business, then Assignor will not unreasonably withhold its consent to such amendment.

         4. COPIES TO ASSIGNOR. Assignee hereby agrees to promptly provide Assignor with concurrent copies of all correspondence and notices sent or received by Assignee regarding the Railroad Leases.

         5. ATTORNEYS' FEES. In the event of any litigation or proceeding between the parties hereto for breach of or to enforce any provision or right hereunder, the unsuccessful party in such action shall pay to the successful party all costs and expenses, expressly including but not limited to, reasonable attorneys' fees incurred by the successful party in connection with such action. The successful party shall be that party who, in the light of the issues litigated and the court's decisions on those issues, was more successful. The party who was more successful need not be determined to be the party who recovers a judgment. An action shall include proceedings in bankruptcy court.

         6. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement shall be invalid or prohibited thereunder, such provision shall be effective to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain fully binding and in full force and effect. The headings of the paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of, and are not intended to govern, limit or aid in the construction of, any term or provision hereof.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on the date first above written.


                                         "ASSIGNOR"

                                         CALMAT CO., a Delaware corporation

                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------


                                         "ASSIGNEE"


                                         ---------------------------------------

                                         By:
                                            ------------------------------------
                                            Title:
                                                  ------------------------------


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